Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SOUTHERN MICHIGAN BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-2407501 (IRS Employer Identification Number)

51 West Pearl Street Coldwater, Michigan (Address of Principal Executive Offices)	49036 (Zip Code)

STOCK INCENTIVE PLAN OF 2005
(Full Title of the Plan)

Danice L. Chartrand Southern Michigan Bancorp, Inc. 51 West Pearl Street Coldwater, Michigan 49036 (Name and Address of Agent for Service)	Copies to:	Gordon R. Lewis Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503

(517) 279-5500
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer          Accelerated filer          Non-accelerated filer          Smaller Reporting Company   X

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Common Stock, par value $2.50 per share	300,000 shares (1)	$19.18	$5,754,000	$226.13

(1)

In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)

On June 2, 2008, the average of the bid and asked price on the OTC Bulletin Board of the common stock of Southern Michigan Bancorp, Inc. was $19.18 per share. The registration fee is computed in accordance with Rule 457(h) and (c) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

          The following documents filed by Southern Michigan Bancorp, Inc. ("Southern") with the Securities and Exchange Commission are incorporated by reference into this registration statement:

          (a)          Annual Report on Form 10-K for the year ended December 31, 2007.

          (b)          Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

          (c)          Current Reports on Form 8-K filed on February 8, 2008, February 20, 2008, April 25, 2008, and May 20, 2008.

          All documents subsequently filed by Southern pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date of filing of such documents.
Item 4.	Description of Securities.

Description of Southern Capital Stock

          Southern's authorized capital stock consists of 4,000,000 shares of common stock, par value $2.50 per share, and 100,000 shares of preferred stock.

          Holders of Southern common stock are entitled to dividends out of funds legally available for that purpose when, as, and if declared by the board of directors. The board of directors' right to declare dividends will be subject to the rights of any holders of preferred stock or any other stock with superior dividend rights and Southern's legal ability to make certain other payments. Southern's board of directors may fix the dividend rights and rates of preferred stock when it is issued. Each holder of Southern common stock is entitled to one vote for each share held on each matter submitted for shareholder action. Southern common stock has no preferences, preemptive rights, cumulative voting rights, conversion rights or redemption provisions.

          In the case of any liquidation, dissolution or winding up of the affairs of Southern, holders of Southern common stock will be entitled to receive, pro rata, any assets distributable to common shareholders in proportion to the number of shares held by them after an amount has been paid to or set aside for the holders of all shares having priority over the Southern common stock. The rights of any Southern preferred stock will be determined by Southern's board of directors, subject to Southern's articles of incorporation, when those shares are first issued.

          All outstanding shares of Southern common stock are fully paid and nonassessable.

          A shareholder may not transfer shares of Southern common stock without the consent of Southern if, as a result of an attempted transfer, the party who would receive the shares would own fewer than 100 shares of Southern common stock. "Transfer" means any type of disposition, including a sale, gift, contribution, pledge, or other action that results in a change of record ownership of any share of Southern common stock.

          A number of important provisions of the articles of incorporation and bylaws of Southern and the Michigan Business Corporation Act ("MBCA") that could affect the rights of holders of shares of Southern common stock are described below:

Approval of Certain Acquisitions

          Article IX of Southern's articles of incorporation contains provisions intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. This provision requires a supermajority vote of two-thirds of the outstanding shares of Southern common stock to approve a merger or consolidation with, sale, lease, transfer or other disposition of all or substantially all of the assets of Southern to, or issuance or transfer of any voting securities of Southern in exchange or payment for the securities or assets of, a person who is, or has been in the preceding 12 months, a beneficial owner of more than 5% of the outstanding shares of stock of Southern, unless it has been approved by the board of directors and certain other conditions are met.

          Southern is also subject to Chapter 7A of the MBCA. Chapter 7A contains provisions that generally require that business combinations between a corporation which is subject to Chapter 7A and a beneficial owner of 10% or more of the voting power of the corporation be approved by a very high percentage of the shareholders. The vote required is the affirmative vote of at least 90% of the votes of each class of stock entitled to be cast and not less than 2/3 of the votes of each class of stock entitled to be cast by shareholders other than the 10% owner who is a party to the combination. The high vote requirements will not apply if (i) the corporation's board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies the specified fairness standards, various other conditions are met and the 10% owner has been such for at least five years.

Control Share Act

          Southern is subject to Chapter 7B of the MBCA, which establishes procedures governing "control share acquisitions" (the "Control Share Act"). A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33 1/3% or 50%. Under the Control Share Act, an acquirer may not vote "control shares" unless Southern's disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of Southern, and directors of Southern who are also employees of Southern are precluded from voting on the issue of whether the control shares will be accorded voting rights. The Control Share Act does not affect the voting rights of shares owned by an acquiring person before the control share acquisition. The Control Share Act entitles Southern to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' rights upon all of Southern's shareholders except the acquiring person.

Classified Board

          The board of directors of Southern is classified into three classes, with each class serving a staggered, three-year term. In addition, under Southern's articles of incorporation, directors of Southern may only be removed for "cause," and only by the affirmative vote of a majority of the outstanding shares of capital stock of Southern, voting together as a single class, entitled to vote in the election of directors.

Board Evaluation of Certain Offers

          Article XIII of Southern's articles of incorporation provides that the board of directors may not approve, adopt or recommend any offer of any person or entity (other than Southern) to make a tender or exchange offer for any equity security of Southern, or to merge or consolidate Southern with any other entity, to purchase or acquire all or substantially all of Southern's assets, a liquidation or dissolution of Southern, or a reorganization or recapitalization of Southern, unless and until the board of directors has evaluated the offer and determined that it would be in compliance with all applicable laws, that the offer is in the best interests of Southern, and satisfies certain other conditions. In doing so, the board of directors may rely on an opinion of legal counsel who is independent from the offering party, and/or may test such legal compliance in front of any court or agency that may have appropriate jurisdiction over the matter.

          In making its determination, the board of directors must consider all factors it deems relevant, including but not limited to: (i) the adequacy and fairness of the consideration to be received by Southern and/or its shareholders, considering historical trading prices of Southern common stock, the price that could be achieved in a negotiated sale of Southern as a whole, past offers, and the future prospects of Southern; (ii) the potential social and economic impact of the proposed transaction on Southern, its employees, customers and vendors; (iii) the potential social and economic impact of the proposed transaction on the communities in which Southern and its subsidiaries operate or are located; (iv) the business, financial condition, safety, soundness and earnings prospects of the offering party, including, without limitation, debt service and other existing or likely financial obligations of the offering party; (v) the competence, experience and integrity of management of the offering party; and (vi) the intentions of the offering party regarding the use of Southern's assets to finance the transaction. Consideration of these factors could result in Southern's board of directors rejecting offers that would otherwise be desirable to some shareholders.

Nomination of Directors

          Under Southern's bylaws, all shareholder nominations for directors for which written proxy solicitation by the board of directors is sought, must be made in writing and delivered or mailed to Southern by December 31 of the year preceding the year in which the nomination is proposed. All other shareholder nominations for directors (i) may be made only by a shareholder entitled to vote in the election of directors at the particular meeting at which the nomination is to occur, (ii) must be made by the shareholder in person or by proxy at such meeting, and (iii) only if the shareholder delivers personally, or the Secretary of Southern otherwise receives, written notice of the shareholder's intent to make the nomination at least 30 days, but no more than 90 days, before the anniversary date of the record date for determination of shareholders entitled to vote in the immediately preceding annual meeting of shareholders. Nominations that are not received before the applicable deadline will not be placed on the ballot and will be deemed void and of no effect.
Item 5.	Interests of Named Experts and Counsel.

                    Not applicable.
Item 6.	Indemnification of Directors and Officers.

          Southern's articles of incorporation require it to indemnify directors and officers of Southern who were or are a party or are threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that the individual is or was a director, or is or was serving at the request of Southern in another capacity, to the fullest extent permitted by law. Also, Southern's articles of incorporation permit it to further indemnify directors and persons who are not directors of Southern to the extent authorized by the MBCA, its bylaws, resolution of the board of directors or contractual agreement authorized by the board of directors.

          Southern's bylaws require Southern to indemnify any director or officer, and permit Southern to indemnify any employee, agent, or other person, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of Southern), whether civil, criminal, administrative, or investigative, and whether formal or informal, by reason of the fact that the person is or was a director, officer, employee, or agent of Southern or is or was serving at the request of Southern as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Southern or its shareholders and, with respect to a criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

          Southern's bylaws require Southern to indemnify any director or officer, and permit Southern to indemnify any employee, agent, or other person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of Southern to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of Southern or is or was serving at the request of Southern as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Southern or its shareholders. However, Southern is not permitted to indemnify any person in respect of any claim, issue, or matter in which the person shall have been found liable to Southern except to the extent authorized by statute.

          In addition, Southern's ability to indemnify its directors and officers or other persons is determined, to an extent, by the MBCA. The following is a summary of the applicable provisions of the MBCA.

          Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          Indemnification of expenses (including attorneys fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

          A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than 2 disinterested directors, by independent legal counsel, by all "independent directors" not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders.

          Under the MBCA, a corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if (i) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and (ii) the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking need not be secured.

          The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

          The MBCA permits Southern to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Southern, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Southern maintains such insurance on behalf of its directors, officers and employees.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of Southern pursuant to the foregoing provisions, or otherwise, Southern has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7.	Exemption from Registration Claimed.

                    Not applicable.
Item 8.	Exhibits.

                    The following exhibits are filed as part of or incorporated by reference into this registration statement:
Exhibit Number	Document

4.1

Articles of Incorporation of Southern Michigan Bancorp, Inc., as amended. Previously filed with the Commission on September 28, 2007 in Southern Michigan Bancorp, Inc.'s Amendment No. 2 to Form S-4 Registration Statement, Exhibit 3.1. Here incorporated by reference.

4.2

Amended and Restated Bylaws of Southern Michigan Bancorp, Inc., as amended. Previously filed with the Commission on September 28, 2007 in Southern Michigan Bancorp, Inc.'s Amendment No. 2 to Form S-4 Registration Statement, Exhibit 3.2. Here incorporated by reference.

4.3

Long-Term Debt. The registrant has outstanding long-term debt which at the time of this report does not exceed 10% of the registrant's total consolidated assets. The registrant agrees to furnish copies of the agreements defining the rights of holders of such long-term debt to the Securities and Exchange Commission upon request.

4.4

Indenture, dated March 25, 2004, between Southern Michigan Bancorp, Inc. and Wilmington Trust Company. Previously filed with the Commission on March 28, 2008 in Southern Michigan Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007, Exhibit 10.13. Here incorporated by reference.

4.5

Amended and Restated Declaration of Trust of Southern Michigan Bancorp Capital Trust I, dated March 25, 2004. Previously filed with the Commission on March 28, 2008 in Southern Michigan Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007, Exhibit 10.14. Here incorporated by reference.

4.6

Guarantee Agreement of Southern Michigan Bancorp, Inc., dated March 25, 2004. Previously filed with the Commission on March 28, 2008 in Southern Michigan Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007, Exhibit 10.15. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of Clifton Gunderson LLP - Independent Registered Public Accounting Firm.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5 and here incorporated by reference).

24	Powers of Attorney.

99

Southern Michigan Bancorp, Inc. Stock Incentive Plan of 2005, as amended and restated. Previously filed with the Commission on March 28, 2008 in Southern Michigan Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007, Exhibit 10.5. Here incorporated by reference.

Item 9.	Undertakings.

          (a)          The undersigned Registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coldwater, State of Michigan, on June 3, 2008.
Southern Michigan Bancorp, Inc.

By	/s/ John H. Castle
John H. Castle Chairman and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
/s/ John H. Castle	Chairman and Chief Executive Officer (Principal Executive Officer)	June 3, 2008
John H. Castle

/s/ Kurt G. Miller	President and Director	June 3, 2008
Kurt G. Miller

/s/ Danice L. Chartrand	Senior Vice President, Chief Financial Officer, Secretary, and Treasurer (Principal Financial and Accounting Officer)	June 3, 2008
Danice L. Chartrand

/s/ Richard E. Dyer	Executive Vice President and Director	June 3, 2008
Richard E. Dyer*

/s/ Marcia S. Albright	Director	June 3, 2008
Marcia S. Albright*

/s/ Dean Calhoun	Director	June 3, 2008
Dean Calhoun*

/s/ John S. Carton	Director	June 3, 2008
John S. Carton*

/s/ H. Kenneth Cole	Director	June 3, 2008
H. Kenneth Cole*

/s/ Gary H. Haberl	Director	June 3, 2008
Gary H. Haberl*

/s/ Robert L. Hance	Director	June 3, 2008
Robert L. Hance*

/s/ Nolan E. Hooker	Director	June 3, 2008
Nolan E. Hooker*

/s/ Gregory J. Hull	Director	June 3, 2008
Gregory J. Hull*

/s/ Thomas E. Kolassa	Director	June 3, 2008
Thomas E. Kolassa*

/s/ Donald J. Labrecque	Director	June 3, 2008
Donald J. Labrecque*

/s/ Brian P. McConnell	Director	June 3, 2008
Brian P. McConnell*

/s/ Freeman E. Riddle	Director	June 3, 2008
Freeman E. Riddle*

*By	/s/ John H. Castle
John H. Castle, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document

4.1

Articles of Incorporation of Southern Michigan Bancorp, Inc., as amended. Previously filed with the Commission on September 28, 2007 in Southern Michigan Bancorp, Inc.'s Amendment No. 2 to Form S-4 Registration Statement, Exhibit 3.1. Here incorporated by reference.

4.2

Amended and Restated Bylaws of Southern Michigan Bancorp, Inc., as amended. Previously filed with the Commission on September 28, 2007 in Southern Michigan Bancorp, Inc.'s Amendment No. 2 to Form S-4 Registration Statement, Exhibit 3.2. Here incorporated by reference.

4.3

Long-Term Debt. The registrant has outstanding long-term debt which at the time of this report does not exceed 10% of the registrant's total consolidated assets. The registrant agrees to furnish copies of the agreements defining the rights of holders of such long-term debt to the Securities and Exchange Commission upon request.

4.4

Indenture, dated March 25, 2004, between Southern Michigan Bancorp, Inc. and Wilmington Trust Company. Previously filed with the Commission on March 28, 2008 in Southern Michigan Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007, Exhibit 10.13. Here incorporated by reference.

4.5

Amended and Restated Declaration of Trust of Southern Michigan Bancorp Capital Trust I, dated March 25, 2004. Previously filed with the Commission on March 28, 2008 in Southern Michigan Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007, Exhibit 10.14. Here incorporated by reference.

4.6

Guarantee Agreement of Southern Michigan Bancorp, Inc., dated March 25, 2004. Previously filed with the Commission on March 28, 2008 in Southern Michigan Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007, Exhibit 10.15. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of Clifton Gunderson LLP - Independent Registered Public Accounting Firm.

23.2	Consent of Warner Norcross & Judd LLP (included in Exhibit 5 and here incorporated by reference).

24	Powers of Attorney.

99

Southern Michigan Bancorp, Inc. Stock Incentive Plan of 2005, as amended and restated. Previously filed with the Commission on March 28, 2008 in Southern Michigan Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007, Exhibit 10.5. Here incorporated by reference.